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                                                                   Exhibit 10.6


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of August 1, 1998, between Danka Office Imaging (the "Company"), and Forrest Mark Wolfinger ("Executive").

                                  WITNESSETH:

         WHEREAS, the Company wishes to provide for the employment of Executive as President - Latin America, Canada and Specialty Markets of the Company on the terms and conditions herein set forth; and

         WHEREAS, Executive wishes to serve in such capacity on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1.       Employment, Powers, Duties and Acceptance.

                  1.1 The Company hereby employs Executive, for the Term (as hereinafter defined), to render services to the Company as President - Latin America, Canada and Specialty Markets of the Company.

                  1.2 Executive hereby accepts the employment hereunder and agrees to use his best efforts to carry out the duties and responsibilities of President - Latin America, Canada and Specialty Markets of the Company and such additional assignments and duties (which may include assignments and duties on behalf of the Company's affiliates) as may be given to Executive by the Chief Executive of the Company or his designee. Executive shall report directly to the Chief Executive of the Company. Executive agrees to discharge his obligations hereunder and perform his duties in accordance with the general policies established by the Board of Directors of the Company.

                  1.3 Executive shall be a full-time employee of the Company, and subject to customary paid holidays and vacations, Executive agrees to devote his full working time to the business of the Company.

                  1.4 The principal place of employment of Executive hereunder shall be at the offices of the Company in the City of St. Petersburg, Florida. Executive shall travel as may be required to discharge his obligations and perform his duties hereunder.

                  1.5 Executive shall be entitled to 4 weeks of vacation with pay during each calendar year of the Term.

         2. Term of Employment. The term of Executive's employment under this Agreement (the "Term") shall commence on the date hereof and shall end, unless such employment is sooner terminated pursuant to Section 5 hereof, on August 1, 2001 (the "Termination Date").

         3.       Compensation.

                  3.1 During the Term, the Company shall pay Executive, as compensation for services to be rendered pursuant to this Agreement, a salary, payable in accordance with the Company's standard payroll practices, at the rate of $360,000.00 per annum (the "Base Compensation"). Executive shall be eligible for annual increases at the discretion of the Chief Executive.

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                  3.2      Executive shall have a target bonus of fifty percent
                           (50%) of his Base Compensation based upon achievement of established corporate division and individual objectives as approved by the Chief Executive. Executive will also be eligible for an additional "stretch" bonus of an additional fifty percent (50%) of his Base Compensation based upon established "stretch" objectives approved by the Chief Executive, which will be upon the Company obtaining 103% of its annual profit plan as approved by the Board of Directors.

                  3.3 During the Company's Fiscal Year 1999 of this Agreement, Company shall guarantee that Executive receive a minimum bonus of not less than $112,500.00 payable after March 31, 1999.

                           3.3.1. Further, on or before October 15, 1998, Company shall pay Executive $120,000.00, which amount represents the bonus Executive would have received from his prior employer.

                           3.3.2. In addition, on or before January 31, 1999, Company shall pay Executive $160,000.00, which amount represents the vested options of Executive at his previous employer.

                           3.3.3. Company shall grant Executive 280,000 ordinary share stock options upon his employment and grant an additional 120,000 ordinary share stock options on or before March 31, 1999. Executive understands and agrees that any granting of stock options is subject to Board of Directors approval.

                  3.4 Executive shall be reimbursed for any reasonable expenses incurred by Executive in his relocation to the Tampa-St. Petersburg metropolitan area (reasonable expenses as defined in the Company's relocation plan). Such reasonable relocation expenses shall be "grossed up" for tax and withholding purposes. The Company shall increase Executive's temporary living expenses to 9 months. Further, Company shall pay the airfare for Executive to make trips from Tampa to Portland every other week for a period of six (6) months. In the event Executive voluntarily leaves the employment of the Company within 24 months of the initial date herein, Executive agrees to pay a prorated amount of Executive's total relocation cost based on Executive's time with the Company.

                           3.4.1 Executive's basis in his current primary residence is $825,000.00. To the extent Executive's primary residence sells for less than $825,000.00, the Company agrees to make-up any difference in the actual selling price of Executive's primary residence between $775,000.00 and $825,000.00, up to a maximum make-up difference of $50,000.00.
                                    The Company reserves the right to consider the most tax advantageous way to provide such makeup payment.

                           3.4.2 Company shall assist Executive in obtaining a bridge loan if necessary.

                  3.5 Executive shall receive all of the fringe benefits and perquisites of office made available to the officers of the Company, including the following:

                  -        Airline Club expenses      -     up to $1,000.00
                                                            annually
                  -        Car Allowance              -     Company shall
                                                            provide, at
                                                            Company's expense, a
                                                            Mercedes class
                                                            automobile for
                                                            Executive. Company
                                                            shall pay for
                                                            incidentals
                                                            associated with the
                                                            automobile including
                                                            paying for necessary
                                                            repairs due to wear
                                                            and tear.

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                  3.6      Subject to Executive's satisfying the eligibility
                           requirements thereof, Executive shall be entitled to participate in and be covered by any Executive Deferred Compensation Plan, Supplemental Executive Retirement Plan, pension, life insurance, long term disability insurance, health insurance, hospitalization or other employee benefit plan established and maintained by the Company on the same basis as generally made available to executives of the Company without limitation or restriction by reason of this Agreement. Nothing herein shall be deemed to require the Company to establish or maintain any employee benefit plan whatsoever, and Company shall have the right, in its sole and absolute discretion, to alter, amend, modify, discontinue or terminate at any time any and all employee benefit plans maintained by the Company.

         4. Expenses. In addition to the compensation provided to be paid under Section 3 hereof, the Company shall reimburse Executive for all reasonable out-of pocket expenses paid or incurred by Executive in the performance of his duties hereunder upon submission of signed itemized lists thereof on the forms used, and in accordance with the procedures established from time to time, by the Company for that purpose.

         5. Termination. This Agreement may be terminated prior to the Termination Date in accordance with the following:

                  5.1 If Executive shall die during the Term, this Agreement shall terminate, except that Executive's legal representatives or designated beneficiaries shall be entitled to receive the compensation provided for herein to the last day of the month in which his death occurs.

                  5.2 The Company shall have the right (without any liability to Executive hereunder other than the payment of sum due through the date of termination) to terminate the employment of Executive, to relieve Executive of any and all functions as President - Latin America, Canada and Specialty Markets of the Company, and to terminate his right to the compensation provided for herein for cause. As used in this Section 5.2, the term "for cause" shall mean and be limited to the following events:

                           5.2.1 Executive's material breach of any term or condition of this Agreement, unless Executive cures such breach within ten days after the Company gives Executive notice of the breach; or

                           5.2.2 Executive's commission of any crime that (i) constitutes a felony in the jurisdiction involved or (ii) involves loss or damage to or destruction of property of the Company or
                                    (iii) results in the incarceration of
                                    Executive following his conviction for such crime; or

                           5.2.3 Executive's willful and material violation of any lawful directions of the Chief Executive or Board of Directors of the Company; or

                           5.2.4 Executive's failure or refusal to perform his duties in accordance with Section 1 hereof; provided, however, that no discharge "for cause" under this Section 5.2.4 shall be deemed effective unless Executive shall have first been given notice by the Company advising Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after Executive shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least three days from the date Executive receives said notice from the Company) to correct the acts or omissions so complained of.

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                  5.3      The Company shall have the right to terminate the
                           employment of Executive, to relieve Executive of any or all functions as President - Latin America, Canada and Specialty Markets and to terminate his right to Base Compensation at any time prior to the Termination Date upon notice to Executive. If the Company shall terminate the employment of Executive for any reason not specified in Section 5.1, or 5.2 hereof, the Executive's sole remedy shall be to receive the following as and for liquidated damages:

                           a) If the Company terminates the Agreement on or before August 1, 2000, Company shall pay Executive his Base Compensation and continue and/or pay Executive's benefits through the term of the Agreement, or

                           b) If the Company terminates the Agreement after August 1, 2000, Company shall pay Executive his Base Compensation and continue and/or pay Executive's benefits for the next 12 succeeding months following termination.

                           Executive agrees that in order to receive liquidated damages described herein, Executive at the time of termination, agrees to execute the General Release and Waiver in, a form similar to Exhibit A. Notwithstanding the foregoing, Executive shall not be entitled to any liquidated damages hereunder if termination occurs prior to the Termination Date and Company or any of their respective affiliates agrees to employ Executive in an executive capacity with powers and duties similar to those assigned to Executive hereunder for a period equal to or greater than the balance of the Term and to provide Executive during such period with compensation and benefits equivalent to those which he would have received hereunder had termination not occurred.

         6.       Non-Competition and Confidentiality

                  6.1 As used in this Section 6, the term "Restricted Area" shall mean: (i) during the Term, the entire world, and (ii) during the twelve months following the termination of Executive's employment hereunder for any reason specified in Section 5.3 hereof, the area within 50 miles of the location of any business activity conducted by the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates. During the Term and for a period of twelve months following the termination of Executive's employment hereunder for any reason specified in Section 5.3 hereof, Executive shall not, in the Restricted Area, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the businesses engaged in by the Company, any constituent partners of the Company or any of their respective parents, subsidiaries or affiliates; he shall not engage in such business on his own account in the Restricted Area; and he shall not become interested in such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 6 shall be deemed to prohibit Executive from acquiring, solely as an investment, a less than one percent interest in the equity of any publicly traded corporation or limited partnership.

                  6.2 Executive shall not, at any time hereafter, disclose to any person, firm or corporation any confidential information regarding the customers, suppliers, market arrangements or methods of operations of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates or any other information of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, affiliates. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that all information not otherwise generally known to the public relating to each of (i) this Agreement, (ii) the Company, any constituent partner of the Company or any of their respective parents, subsidiaries or affiliates is confidential and


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                           proprietary and is not to be disclosed to any persons
                           or entities, except to the extent necessary to conduce the business of the Company, or to comply with law or the valid order of a governmental agency or court of competent jurisdiction.

                  6.3 Any invention, improvement, design, development or discovery conceived, developed, invented or made by Executive, alone or with others, during his employment hereunder and applicable to the business of the Company, its parents, subsidiaries or affiliates shall become the sole and exclusive property of the Company. Executive shall (i) disclose the same completely and promptly to the Company, (ii) execute all documents requested by the Company in order to vest in the Company the entire right, title and interest, in and to the same, (iii) execute all documents required by the Company for the filing, and prosecuting of such applications for patents, copyrights and/or trademarks, which the Company, in its sole discretion, may desire to prosecute, and
                           (iv) provide to the Company all assistance it may reasonably require including, without limitation, the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Company's rights therein and thereto.

                  6.4 Executive, except within the course of the performance of his duties hereunder, shall not at any time while he is in the employ of the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, or affiliates and for 12 months thereafter (i) employ any individual who is then employed by the Company, any constituent partner of the Company or any of their respective parents, subsidiaries, affiliates, or (ii) in any way cause, influence, or participate in the employment of any individual which would be contrary to the Company's best interests, as determined by the Company in its sole discretion.

                  6.5 Executive's services are unique and any breach or threatened breach by Executive of any provision of this Section 6 shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by Executive of any of the provisions of this Section 6, the Company shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Executive hereunder.

                  6.6 If any of the provisions of or covenants contained in this Section 6 are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions this Section 6 shall at all times remain in full force and effect.

         7. Representations and Warranties. Executive hereby represents and warrants to the Company as follows:

                  7.1 Executive is an individual residing at the address set forth in Section 8.2 hereof.

                  7.2 Executive has full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Executive will not conflict with or result in the breach of or a default under any agreement or other instrument to which Executive is a party.


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                  7.3      Executive is not a party to any covenant
                           not-to-compete, non-disclosure agreement or other similar obligation which is inconsistent with, or which could impair the performance of, Executive's duties hereunder.

         8. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                  8.1      If to the Company:

                           Danka Office Imaging Company
                           11201 Danka Circle North
                           St. Petersburg, FL   33716

                           Attention:  General Counsel

                  8.2      If to Executive:

                           2780 S.W. Beacon Hill Drive
                           West Linn, OR   97068

                           Attention:  Mark Wolfinger

         9.       General.

                  9.1 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  9.2 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  9.3 This Agreement, and Executive's rights and obligations hereunder, may not be assigned or otherwise transferred by Executive. The Company may assign its rights hereunder to any parent, subsidiary, or affiliate and in connection with any sale, transfer or other disposition of all or substantially all of its businesses or assets. Upon such assignment, the assignee thereunder shall be required to assume the obligations of Executive hereunder and, upon such assumption, the Company shall be relieved of its obligations hereunder.

                  9.4 This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No

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                           waiver by either party of the breach of any term or
                           covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  9.5 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to agreements entered into and wholly performed therein.

                  9.6 Any controversy or claim arising out of or relating to this Employment Agreement, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. One arbitrator shall be named by the Company, a second by the Executive and the third arbitrator shall be named by the two arbitrators so chosen. In the even that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in St. Petersburg, Florida. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The prevailing party shall be entitled to an award of reasonable attorney's fees, costs and expenses incurred in connection with the arbitration and any judicial proceedings related thereto.

                  9.7 This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      DANKA OFFICE IMAGING COMPANY

                                      By:

                                      ----------------------------------
                                             Title:

                                      ----------------------------------

                                      Executive

                                      By:
                                          ------------------------------

Witness:

----------------------------------

                                                                       EXHIBIT A

                                RELEASE OF CLAIMS

DEFINITIONS: I, Forrest Mark Wolfinger, ("Employee"), intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

         A. I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

         B. Employer, as used herein, shall at all times mean Danka Corporation or any parent company, subsidiaries, affiliated companies or entities and their employees, officers, directors, successors and assigns, its attorneys, consultants and agents, whether in their individual or official capacities.

         C. My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, any my termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims, claims for violation or breach of any employment agreement or understanding; fraud or misrepresentation; and any statutory claims including alleged violations of the, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state, or local civil rights laws or ordinances, defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence, wrongful termination of employment, any any other claims.

AGREEMENT TO RELEASE MY CLAIMS. I am receiving a substantial amount of money, among other things, from Employer as consideration for my Release of claims. I agree to give up all My Claims against the Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any alleged claims. The money I am receiving is a full and fair payment for the release of all My Claims.

ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Employer is paying me to release My Claims, the Employer expressly denies that it is responsible or legally obligated for My Claims or that is has engaged in any wrongdoing.

         I understand that I may have twenty-one (21) calendar days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. I further understand that the Employer recommends that I consult with an attorney before executing this Release. I agree that if I sign this Release before the end of the twenty-one
(21) day period, it is because I have decided that I have already had sufficient time to decide whether to sign the Release.

         I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal civil rights claims (if any). To be effective, my rescission must be in writing and delivered to the Employer, Attention General Counsel,

Danka, 11201 Danka Circle North, St. Petersburg, Florida, 33716, either by hand or by mail within the required period. If sent by mail, the rescission must be:

         1.       Postmarked within the relevant period;

         2.       Properly addressed to the General Counsel; and

         3.       Sent by certified mail, return receipt requested.

         I have read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its agents other than those set forth in the Release and Employment Agreement.

         I understand and agree that this Release and Employment Agreement to which it is attached contain all the agreements between the Employer and me. We have no other written or oral agreements.

Dated:
      ------------------------

------------------------------


Witness:
         -----------------------